Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-143793

                              BigString Corporation

                              PROSPECTUS SUPPLEMENT

                                    Number 3

                                       to

                       Prospectus dated November 13, 2007

                                       of

                              BIGSTRING CORPORATION

                        18,524,866 Shares of Common Stock

                    -----------------------------------------


This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007 and the prospectus supplement number 2 dated December 5, 2007. This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented. The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation (1) will be the private label email provider for WoozyFly.com, the online music media company devoted to independent artists; (2) has launched an application for Facebook that enables users to record or upload videos that can be programmed to self-destruct at a specific time or after a set number of views; and (3) has received net proceeds of $258,854 from a third party related to the sale of approximately $294,189 of BigString Corporation's transferable tax benefits for the State of New Jersey.

This prospectus supplement includes the attached Current Report on Form 8-K, with exhibits, which was filed with the Securities and Exchange Commission on December 21, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


           The date of this prospectus supplement is December 26, 2007

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):


                                December 17, 2007


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

           Delaware                      000-51661              20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of         (Commission            (IRS Employer
        incorporation)                  File Number)         Identification No.)

 3 Harding Road, Suite E, Red Bank, New Jersey                     07701
--------------------------------------------------------------------------------
  (Address of principal executive offices)                       (Zip Code)

       Registrant's telephone number, including area code: (732) 741-2840


     ----------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

         Item 8.01.     Other Events.
         ---------      ------------

         On December 17, 2007, BigString Corporation ("BigString") issued a press release announcing that it will be the private label email provider for WoozyFly.com, the online music media company devoted to independent artists. A copy of the press release is attached hereto as Exhibit 99.1.

         In addition, on December 18, 2007, BigString issued another press release announcing that it has launched an application for Facebook that enables users to record or upload videos that can be programmed to self-destruct at a specific time or after a set number of views. A copy of the press release is attached hereto as Exhibit 99.2.

         In November 2007, BigString received preliminary approval by the New Jersey Economic Development Authority (the "NJEDA") to transfer $294,189 of total available tax benefits of $544,335 under the NJEDA Technology Business Tax Certificate Transfer Program. This program enables approved, unprofitable technology and biotechnology companies based in the State of New Jersey to sell their unused net operating loss carryovers and unused research and development tax credits to unaffiliated, profitable corporate taxpayers in the State of New Jersey for at least 75% of the value of the tax benefits. On December 19, 2007, BigString received net proceeds of $258,854 from a third party related to the sale of $294,189 of BigString's transferable tax benefits for the State of New Jersey. BigString intends to use these proceeds primarily for working capital purposes.

Section 9 - Financial Statements and Exhibits

         Item 9.01.     Financial Statements and Exhibits.
         ---------      ---------------------------------

              (d)       Exhibits:

              Exhibit
              Number         Description
              ------         -----------

              99.1 Press Release Re: WoozyFly.com Partners with BigString for its Private Label Email Service.

              99.2 Press Release Re: BigString Launches Facebook Application Enabling Users to Send Self-Destructing Videos.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                BIGSTRING CORPORATION
                                      -----------------------------------------
                                                    (Registrant)



                                      By:  /s/ Darin M. Myman
                                          -------------------------------------
                                          Darin M. Myman
                                          President and Chief Executive Officer


Date:  December 21, 2007

                                  EXHIBIT INDEX

Exhibit
Number         Description
------         -----------

99.1 Press Release Re: WoozyFly.com Partners with BigString for its Private Label Email Service.

99.2 Press Release Re: BigString Launches Facebook Application Enabling Users to Send Self-Destructing Videos.

                                                                    EXHIBIT 99.1


           WOOZYFLY.COM PARTNERS WITH BIGSTRING FOR ITS PRIVATE LABEL
                                 EMAIL SERVICE

         RED BANK, NJ, December 17, 2007 - BigString Corporation (OTCBB: BSGC) (www.BigString.com) announced today that it will be the private label email provider for WoozyFly.com (www.WoozyFly.com), the online music media company devoted to independent artists. WoozyFly members will get a free email account offering all the functionalities of BigString's patent-pending email services, including self-destructing, tracking and video email.

         Darin Myman, President and CEO of BigString Corporation noted, "WoozyFly.com's fast growth and recent success makes this a very exciting opportunity for BigsString. Our private label email solution is a perfect fit for our two companies."

         "BigString's unique email capabilities are the perfect complement to WoozyFly.com's video music content. It allows us to offer our strategic partners and advertisers the perfect tool to further market their artists and products to our ever-expanding user base of worldwide indie music fans," said Jonathan Bomser, President and CEO of WoozyFly.com.

         Users of the WoozyFly.com's private label email will be able to send an embedded video email (up to 10 minutes in length) without the need for the recipient to click on the a link or download the video. Another unique email feature allows users to remotely erase or modify emails sent to recipients, designate their emails to be non-forwardable, non-printable and/or non-savable, or opt to have their emails self-destruct after a set amount of time or views. In addition, users will also have the added ability to send secure emails via an encrypted, password-protected email system that can only be open via a Secure Socket Layer (SSL).

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

About WoozyFly.com
------------------

         WoozyFly is an online music media company devoted to independent music that has deconstructed the traditional model and is introducing a completely new approach to music. Among the strategic alliances and partnerships that WoozyFly has are major indie labels including Blackheart Records Group, Robbins Entertainment, Eagle Rock Entertainment, Defend Music and The End Records. Woozyfly.com, a multimedia network where artists, fans and EJs (Electronic Jockeys) can dynamically interact together on one site using the latest intuitive technology, has more than 1,000 bands representing 16 musical genres. Fans, artists and EJs can create their own music shows, share videos and tracks, view WoozyFly produced programs featuring the hottest artists on the site, as well as keep in touch with the latest news from some of the world's finest independent artists.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com

                                                                    EXHIBIT 99.2


               BIGSTRING CORPORATION LAUNCHES FACEBOOK APPLICATION
                 ENABLING USERS TO SEND SELF-DESTRUCTING VIDEOS

         RED BANK, N.J., December 18 - BigString Corporation (OTCBB: BSGC) has launched an application for Facebook that enables users to record or upload videos that can be programmed to self-destruct at a specific time or after a set number of views. This is part of a new BigString initiative to develop social networking messaging applications built around the company's core technology.

         The video application will allow users to send private self-destructing video messages or to post public video messages to the recipient's wall. Users can record a video message directly to the application or upload a pre-existing message.

         Darin Myman, President and CEO of BigString Corporation, noted that "video message privacy and security is very important in a world where you can very easily find your personal videos being put up without your permission on sites such as YouTube. Social networks such as Facebook interface well with BigString's proprietary messaging technology. We provide added value to websites focused on social networking, online dating or user-generated content where protecting a user's privacy is a major consideration."

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com